Exhibit 99.1

The Grilled Cheese Truck Inc., Announces the Appointment of Al Hodges as CEO

FT. LAUDERDALE, FL – (NEWSWIRE) - January 29, 2015 – The Grilled Cheese Truck Inc. (OTCQB: GRLD) announced that its Board of Directors has appointed Al Hodges to the role of Chief Executive Officer and a member of the Board of Directors, effective immediately. Mr. Hodges brings over 35 years of operational expertise as a veteran executive with extensive experience in strategic planning, profit/loss accountability, marketing, sales growth, rapid unit growth, acquisitions, change management and business turn-arounds in the retail food service industry, quick service restaurants, fast casual restaurants and organizational growth to his new CEO role.

“We are excited to welcome Mr. Hodges to our esteemed leadership team where we are highly confident he will drive immediate and lasting value creation,” said General Wesley Clark

Vice Chairman of the Board of Directorsand Senior Veterans Advisor. “Given Mr. Hodges’ deep and highly relevant industry experience, his family ties to Veterans, and his tremendous passion to grow our business into a world class brand, we have chosen the right man to lead us forward,” he continued.

“My vision for the future of The Grilled Cheese Truck Inc., encompasses all of the professional and core personal values that I have fostered throughout my life and career, leadership, dedication, perserverance, passion, respect and humility, to name a few. I seek to bring to fruition the growth of shareholder value across our dynamic model: namely our core Gourmet Truck and store expansion, our Franchise and Licensing businesses and to establish our strong foundation as one of a select few companies emerging as Veteran – focused,” said Al Hodges, CEO. Our story resonates with main street America because we reside on main street America, and that is where we will live and grow. I am both humbled and truly excited to join this outstanding organization of highly committed professionals and I look forward to together achieving our true promise,” he continued.

Prior to joining The Grilled Cheese Truck Inc., Mr. Hodges served as Vice President of Domestic and International Operations for Smoothie King Franchise, Inc., Vice President of Food and Beverage for Mapco Mart Express and as Vice President of Operations Fazoli’s System Management, Inc.. Mr. Hodges also served as Dunkin’ Brands Region Vice President and Vice President Eastern Seaboard where he lead a two year operations initiative known as “Dunkin Wins,“ that restructured the field organization, established metrics for outcome based performance drivers and implemented guest satisfaction measures that corrected three years of negative same-store sales and declining customer transactions. His executive leadership position at Dunkin’ included multi-site operations and strategic business planning for over 4,600 stores with 5 billion in revenues, annually opening 150 to 350 locations throughout the nation.

Previously, Mr. Hodges held multi-unit executive positions with the RTM Restaurant Group as a Region President/Partner and franchisee owner where he acquired and built over 200 restaurants concepts. He served as Vice President of Marketing / Vice President of Operations Special Concepts with Cinnabon, Inc. repositioning the brand.

Mr. Hodges spent a sixteen year career at Target Stores that included many acquisitions, re-branding and the opening of 10 to 28 stores at time, with eight years as National Director of Food Operations as a key member of the team that developed the first Super Target concept, helping the chain to grow from 80 locations to nearly 800 in his career.

Mr. Hodges has served on the Board of Directors of the American Cancer Society, the United Cerebral Palsy, and the Alabama Sports Foundation and presided as Chairman of the Board for Kid One Transport, an organization that provides transportation to the doctor for those that could not afford to do so in the black belt of Alabama. He also served on the Presidents Council for the University of Alabama. Mr. Hodges has been a featured speaker at both the MUFSO and COEX Conventions as a Retail Food Service Specialist. He attended the University of Missouri at St. Louis and Jarvis Christian College in Hawkins, Texas.

About The Grilled Cheese Truck Inc.

The Grilled Cheese Truck, Inc. is an American entrepreneurial "emerging growth" company with a brand and menu that is widely followed throughout the nation within the Gourmet Food Truck Space. The company currently operates and licenses grilled cheese food trucks in the Los Angeles, CA area and Phoenix, AZ and is rolling out into additional markets with the goal of becoming the largest operator in the gourmet grilled cheese space. The Company is pursuing major "gates" of revenue (stadiums, universities, festivals, motorsports, action sports, team sports, large outdoor events/concerts, large churches, schools, major employers, government offices, etc.) while building significant market share in the gourmet food truck industry. The company and brand maintain a growing following of customers, social media followers, and general media attention all attracted to The Grilled Cheese Truck's position in the rapidly growing industry. The Company is among the first movers in consolidating the Gourmet Grilled Cheese restaurant space with an aggressive strategic growth plan that includes significant and accretive acquisitions. Management has extensive experience and success in managing and growing large QSR companies. The Company seeks to franchise its Gourmet Grilled Cheese Trucks operations and intends to principally offer the first 100 franchised grilled cheese trucks to Veterans, having invested significant time and resources over the last 2 years to develop a business model that provides jobs, business opportunities and support for Veterans.

Forward-Looking Statements

Statements in this press release and of the management or representatives of The Grilled Cheese Truck, Inc. (the “Company”) in connection therewith that relate to beliefs, plans, objectives, goals, expectations, anticipations, intentions and future financial condition, results of operations or business performance constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements are based on management’s current expectations about future events. These statements can be identified by the fact that they do not relate strictly to historical or current facts, and by words such as “may,” “could,” “should,” “would,” “believe,” “expect,” “project,” “anticipate,” “estimate,” “intend,” “plan” or other similar words or expressions. Any or all of the forward-looking statements in this press release may turn out to be inaccurate or wrong. This can occur as a result of inaccurate assumptions or as a consequence of significant known or unknown risks and uncertainties. The Company addresses these risks in the “Risk Factors” section of its filings with the SEC. Because of these risks and uncertainties, the Company’s actual results may differ materially from those that might be anticipated from its forward-looking statements. Therefore, you are cautioned not to place undue reliance on such forward-looking statements. The Company undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by applicable law.

Corporate Contact:

The Grilled Cheese Truck Inc.

Peter Goldstein

Director, President, Interim Chief Financial Officer

peter@thegrilledcheesetruck.com

954-467-8170

Investor Relations:

CorProminence LLC

Scott Gordon, President

(O) 516-222-2560

scottg@corprominence.com